                           SCHEDULE 14A INFORMATION

                               PROXY STATEMENT
                          PURSUANT TO SECTION 14(A)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              MOTHERS WORK, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                Mothers Work(R)
                            456 North Fifth Street
                       Philadelphia, Pennsylvania 19123

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               January 20, 2000

                               ----------------

To the Stockholders of Mothers Work, Inc.:

  The Annual Meeting of Stockholders of Mothers Work, Inc., a Delaware corporation (the "Company") will be held at 9:00 a.m., local time, on January 20, 2000 at the Company's corporate headquarters, 456 North Fifth Street, Philadelphia, Pennsylvania, for the following purposes:

  1. To elect two directors of the Company;

  2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending September 30, 2000; and

  3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  Only holders of the Common Stock at the close of business on December 14, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

                                          By Order of the Board of Directors

                                          /s/ Dan W. Matthias
                                          Dan W. Matthias
                                          Chairman of the Board and Chief
                                           Executive Officer

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

December 17, 1999

                                Mothers Work(R)
                            456 North Fifth Street
                       Philadelphia, Pennsylvania 19123

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON

                               January 20, 2000

                               ----------------

  This Proxy Statement, which is first being mailed to stockholders on approximately December 17, 1999, is furnished in connection with the solicitation by the Board of Directors of Mothers Work, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held at 9:00 a.m. on January 20, 2000 at the Company's corporate headquarters, 456 North Fifth Street, Philadelphia, Pennsylvania, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares of the Company's Common Stock (the "Common Stock") represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of the Common Stock represented thereby will be voted for the election of the nominees for director named below, for the ratification of the appointment of Arthur Andersen LLP as independent auditors, and in support of management on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the Annual Meeting.

                                    VOTING

  Holders of record of the Common Stock on December 14, 1999 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 3,438,373 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of the nominee for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast, and votes may be cast in favor of or withheld from each director nominee. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect thereon. Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors will have the same effect as votes against the proposal, because approval requires a vote in favor of the proposal by a majority of the shares entitled to vote, present in person or represented by proxy. Broker non-votes, which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not checked one of the boxes on the proxy card, are not considered to be shares "entitled to vote" (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

  The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

                             ELECTION OF DIRECTORS
                                 (Proposal 1)

  The Company's Board of Directors is divided into three classes, with staggered three-year terms. Currently, the Board has seven members. Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for Stanley C. Tuttleman and William A. Schwartz, Jr., for terms expiring at the Annual Meeting of Stockholders to be held following fiscal 2002 (the "2003 Annual Meeting"). If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his nomination or election, it is intended that such proxy will be voted for the election, in the nominee's place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

  The following biographical information is furnished as to each nominee for election as a director and each of the current directors:

                Nominees for Election of the Board of Directors
             For a Three-Year Term Expiring at 2003 Annual Meeting

  Stanley C. Tuttleman, 80, has been the President and Chief Executive Officer of Tuttson Capital Corp., a financial services corporation, since 1983. Mr. Tuttleman also serves as Chief Executive Officer and Chairman of Telepartners, Inc., which provides software development services and customer support for public safety agencies. Mr.Tuttleman was co-founder and Chairman of the Board of Mast Industries, one of the largest importers of women's clothing in the United States. Mast Industries was acquired by The Limited, Inc. in 1978.

  William A. Schwartz, Jr., 60, became a director of the Company on August 28, 1998. Mr. Schwartz is President and Chief Executive Officer of U.S. Vision Inc., a retailer of optical products and services. From 1989 through 1995, Mr. Schwartz was the President and Chief Executive Officer of Royal Optical, a Texas based corporation. Mr. Schwartz currently is a director of U.S. Vision and Commerce Bancorp, Inc..

            Members of the Board of Directors Continuing in Office
                     Term Expiring at 2002 Annual Meeting

  Rebecca C. Matthias, 46, founded the Company in 1982 and has served as a director of the Company and its President since its inception. Since January 1993, Ms. Matthias has served as the Company's Chief Operating Officer. Prior to 1982, she was a construction engineer for the Gilbane Building Company. Ms. Matthias also serves as a member of the Board of Trustees of Drexel University.

  Verna K. Gibson, 57, became a director of the Company in May 1992. From 1985 to 1991, Ms. Gibson was President and Chief Executive Officer of the Limited Stores Division of The Limited, Inc. From January 1991 to 1995, she was President of Outlook Consulting Int., Inc. and in January 1999, she resumed her position as President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. On October 12, 1995, Petrie Retail, Inc. filed a petition under Chapter 11 of the Bankruptcy Code. From 1993 to fall 1999, Ms. Gibson was a partner of Retail Options, Inc., a New York based retail consulting firm. Ms. Gibson is a past director of the Cleveland Federal Reserve Board and serves on the Boards of Directors of Today's Man, Inc., Chicos Fas, Inc., and Dekor, Inc.

  Joseph A. Goldblum, 50, has been a director of the Company since 1989. Mr. Goldblum has been President of G-II Equity Investors, Inc., a general partner of G-II Family Partnership L.P., since May 1989. He was also of counsel with the law firm of Goldblum & Hess from May 1989 to December 1996. From May 1985 to April 1989, Mr. Goldblum was Senior Vice President-Operations for McKesson Drug Corporation.

            Members of the Board of Directors Continuing in Office
                     Term Expiring at 2001 Annual Meeting

  Dan W. Matthias, 56, joined the Company on a full-time basis in 1982 and has served as Chairman of the Board since its inception. From 1983 to 1993 he served as the Company's Executive Vice President, and since January 1993, Mr. Matthias has been the Company's Chief Executive Officer. He had previously been involved in the computer and electronics industry, serving as a director of Zilog, Inc. and serving as the President of a division of a subsidiary of Exxon Corporation.

  Elam M. Hitchner, III, 53, became a director of the Company in January 1994. Mr. Hitchner has been engaged in the private practice of law since 1971. Mr. Hitchner is currently a general partner of Meridian Venture Partners and Meridian Venture Partners II, venture capital firms located in Radnor, Pennsylvania, and of counsel (through December 31, 1999) with the law firm of Pepper Hamilton LLP, Philadelphia, Pennsylvania, which provides legal services to the Company. From May 1992 until June 1999, Mr. Hitchner was a partner at Pepper Hamilton LLP. See "Certain Transactions."

  Other than the husband and wife relationship between Dan and Rebecca Matthias, there are no family relationships among any of the other directors of the Company.

                          Committees and Meetings of
                            the Board of Directors

  During the fiscal year ended September 30, 1999, the Board of Directors held four meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

  During the fiscal year ended September 30, 1999 the Audit Committee, which currently consists of Walter F. Loeb, Chairman, Mr. Hitchner and William L. Rulon-Miller, who served as a director during fiscal 1999, held four meetings. The function of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting control and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent accountants.

  During the fiscal year ended September 30, 1999, the Compensation Committee, which consists of Mr. Goldblum, Chairman, Mr. Matthias and Ms. Gibson held five meetings. The Compensation Committee considers recommendations of the Company's management regarding compensation, bonuses and fringe benefits of the executive officers of the Company, and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors. A subcommittee (Ms. Gibson and Mr. Goldblum) of the Compensation Committee considers management's proposals regarding stock option grants and their consistency with policies established by the Board of Directors, and, in general, administers the Company's 1987 Stock Option Plan, as amended and restated (the "Restated Stock Option Plan").

  During the fiscal year ended September 30, 1999, the Nominating Committee, which consists of Mr. Matthias, Chairman, Mr. Goldblum and Mr. Hitchner, held 1 meeting. The Nominating Committee functions include establishing the criteria for selecting candidates for nomination to the Board of Directors; actively seeking candidates who meet those criteria; and making recommendations to the Board of Directors of nominees to fill vacancies on, or as additions to, the Board of Directors. The Nominating Committee will consider nominees for election to the Board of Directors that are recommended by stockholders provided that a complete description of the nominees' qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Chairman of the Board of Directors, and should not include self-nominations.

                           Compensation of Directors

  The Company pays each director, other than the Matthiases, a retainer of $3,000 per quarter. Mr. Hitchner also did not receive a quarterly retainer for the year ended September 30, 1999, and his prior years on the Board of Directors. Beginning in fiscal 2000, Mr. Hitchner will receive the quarterly retainer. In addition, each director is paid $1,500 for each Board meeting, and $500 for each Committee meeting, attended by such director in person. Upon conclusion of each Annual Meeting of Stockholders, the Company grants each director other than the Matthiases' options to purchase 2,000 shares of the Common Stock pursuant to the Company's 1994 Director Stock Option Plan.

            Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Reporting Persons are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

  Frank C. Mullay, the Company's Senior Vice President-Stores, who joined the Company on September 8, 1999, and Vana Longwell, the Company's Senior Vice President-Merchandising each filed a Form 3 late. Other than as specified above, to the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations of Reporting Persons that no other reports were required with respect to fiscal 1999, all
Section 16(a) filing requirements applicable to the Reporting Persons were complied with.

                         Compensation Committee Report
                           on Executive Compensation

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

                                    General

  The Compensation Committee of the Board of Directors consists of Joseph A. Goldblum, Chairman, Dan W. Matthias/1/, and Verna Gibson. Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning the financial interests of the Company's senior management with those of its stockholders. Annual base salary and longer term incentive compensation provide an important incentive in attracting and retaining corporate officers and other key employees and motivating them to perform to the full extent of their abilities in the best long-term interests of the stockholders.

  The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus and (2) a long-term component, i.e., stock options. Executive compensation levels are determined in connection with a review of compensation levels at comparable publicly held companies. The Compensation Committee has determined that a compensation package that contains long-term stock based incentives is appropriate for the Company's goals of sustainable growth and enhanced shareholder value.

  Based on this philosophy, a meaningful portion of the senior executives' annual bonus and stock options is designed to be linked to the increase of the Company's earnings per share ("EPS") over the prior fiscal year. This will lead to the creation of value for the Company's stockholders in both the short and long term. Under this pay-for-performance orientation:

  . executives are motivated to improve the overall performance and profitability of the Company; and

  . accountability is further encouraged through the adjustment of salaries and incentive awards on the basis of each executive's individual performance, potential and contribution.

  The policies with respect to each element of the compensation package, as well as the basis for determining the compensation of the Chief Executive Officer and President, Dan and Rebecca Matthias, respectively, are described below.

1. Annual Component: Base Salary and Annual Bonus

  Base Salary: Base salary represents compensation for discharging job responsibilities and reflects the executive officer's performance over time. Peer salaries for comparable positions are used as reference points in setting salary opportunities for executive officers. The Company's overall goal is to approximate the median salaries paid by the peer group assuming comparability of such factors as position, responsibilities and tenure.

  Individual salary adjustments take into account the Company's salary increase guidelines for the year and individual performance contributions for the year, as well as sustained performance contributions over a number of years and significant changes in responsibilities, if any. The assessment of individual performance contributions is subjective and does not reflect the Company's performance.

  Annual Bonus: Annual bonuses are generally based on the Company's performance and management's performance against specified goals established by senior management and the Compensation Committee. The

________

/1/ Dan Matthias, Chairman of the Board and Chief Executive Officer, abstains from voting on issues pertaining to his personal compensation and Rebecca Matthias' compensation.

annual bonuses for the Chief Executive Officer and President are based on performance against their goals and the Company's EPS. The maximum cash bonus can be attained by increasing EPS by 35% over the prior fiscal year. Notwithstanding the foregoing, the Compensation Committee has the discretion to increase the annual bonus in any given year to take into account what it deems to be extraordinary events.

2. Long Term Component: Stock Options

  To align stockholder and executive officer interests, the long-term component of the Company's executive compensation program uses grants whose value is related to the value of the Common Stock. Stock options are granted to reinforce the importance of improving stockholder value over the long-term, and to encourage and facilitate the executive's stock ownership. Under the Restated Stock Option Plan, options to purchase Common Stock are available for grant to directors, officers and other key employees of the Company. Stock options are granted at 100% of the fair market value of the Common Stock on the date of the grant to ensure that the executives can only be rewarded for appreciation in the price of the Common Stock when the Company's stockholders are similarly benefited. Stock options are exercisable up to ten years from the date granted. The stock options generally vest over a five year period, although some stock options vest immediately. While all executives are eligible to receive stock options, participation in each annual grant, as well as the size of the grant each participating executive receives, is contingent on the increase in the EPS over the prior fiscal year. Notwithstanding the foregoing, the Compensation Committee has the discretion to increase the annual grant of options in any given year to take into account what it deems to be extraordinary events.

              Chief Executive Officer and President Compensation

  In fiscal 1999, the annual base salary for Dan W. Matthias, Chairman of the Board and Chief Executive Officer, and Rebecca C. Matthias, President and Chief Operating Officer, increased from $325,000 to $350,000. The fiscal 1999 base salary is comparable with the salaries of senior management of publicly-held companies of comparable size in the retail clothing industry.

  The Matthias compensation package as set forth in their respective employment agreements consists of two elements: (1) an annual component consisting of base salary and cash bonus and (2) a long term component consisting of stock options. It is the practice of the Committee to meet with senior management at the beginning of each fiscal year and agree upon priority goals for that year. Management's performance can then be measured against attainment of such goals. The goals for fiscal 1999 contained criteria such as meeting certain financial goals and further development of the senior management team. Based on the financial performance criteria described in this report, each of the Matthiases was entitled to a modest bonus. The Matthiases decided to forego the bonus payment to which they were entitled, and the Committee accordingly recommended that no bonus would be paid for fiscal 1999. The Board ratified the Committee's recommendations at its meeting on November 16, 1999.

                                          The Compensation Committee

                                            Joseph A. Goldblum, Chairman
                                            Dan W. Matthias
                                            Verna K. Gibson

                          SUMMARY COMPENSATION TABLE

  The following table sets forth, for the fiscal years ended September 30, 1997, 1998 and 1999 certain compensation information with respect to the Company's Chief Executive Officer and the other Company officers named therein.

                                                                    Long-Term
                                                                  Compensation
                                   Annual Compensation               Awards          Payouts
                               ------------------------------ ---------------------  -------
                                                                         Securities
                                                    Other     Restricted Underlying
                                       Bonus        Annual      Stock     Options/    LTIP    All Other
        Name and          Year Salary   ($)      Compensation  Award(s)     SARs     Payouts Compensation
 Principal Position (a)    (b) ($) (c)  (d)        ($) (e)     ($) (f)    (#) (g)    ($) (h)   ($) (i)
 ----------------------   ---- ------- ------    ------------ ---------- ----------  ------- ------------
Dan W. Matthias.........  1999 350,000    --         --          --        25,000      --        --
 Chairman and Chief       1998 325,000 85,000        --          --        25,000      --        --
 Executive Officer        1997 275,000 90,000        --          --           --       --        --

Rebecca C. Matthias.....  1999 350,000    --         --          --        25,000                --
 President and Chief      1998 325,000 85,000        --          --        25,000      --        --
 Operating Officer        1997 272,885 90,000        --          --           --       --        --
                                                                                       --
Thomas Frank............  1999 245,000    --         --          --         5,000      --        --
 Former Chief Financial   1998 218,479 40,000        --          --         7,000      --        --
 Officer and Vice         1997 177,856 50,000(2)     --          --        15,000(1)   --        --
 President--Finance(1)

Donald W. Ochs..........  1999 323,333    --         --          --         5,000      --        --
 Senior Vice President--  1998 302,500 40,000        --          --         5,000      --        --
 Operations               1997 275,806 70,000(2)     --          --        17,000(1)   --        --

Vana Longwell...........  1999 266,666    --         --          --         5,000      --        --
 Senior Vice President--  1998 217,750 40,000        --          --         7,000      --        --
 Merchandising            1997 197,917 30,000(2)     --          --         8,000      --        --

Lynne M. Wieder.........  1999  91,345 40,000        --          --         5,000      --        --
 Former Senior Vice       1998 240,192 40,000        --          --         7,000      --        --
 President--Stores(1)     1997 208,129 60,000(2)     --          --        15,000(1)   --        --

________
(1) Mr. Frank resigned from the Company effective December 10, 1999. Ms. Wieder resigned from the Company effective January 22, 1999.

(2) Includes annual bonus compensation and stock option grants for fiscal 1997 performance in the following amounts: Thomas Frank--$20,000 bonus, options to purchase 8,000 shares; Donald W. Ochs--$40,000 bonus, options to purchase 12,000 shares; Vana Longwell--$30,000 bonus, options to purchase 8,000 shares; Lynne Wieder--$20,000 bonus, options to purchase 8,000 shares.

Stock Options Granted to Certain Executive Officers During Last Fiscal Year

  Under the Restated Stock Option Plan, options to purchase Common Stock are available for grant to directors, officers and other key employees of the Company. Options are also available for grant to directors under the Company's 1994 Director Stock Option Plan. The following table sets forth certain information regarding options for the purchase of Common Stock that were awarded to the Company's Chief Executive Officer and the other named Company officers during fiscal 1999.

             Option Grants in Fiscal Year Ended September 30, 1999

                                                                                        Potential Realizable Gain
                                                                                         at Assumed Annual Rates
                          Number of                                                     of Stock Appreciation for
                         Securities   Percent of Total                                         Option Terms
                         Underlying   Options Granted                                      Compounded Annually
                           Options    to Employees in  Exercise or Base                 --------------------------
Name                     Granted (#)  Last Fiscal Year   Price ($/Sh)   Expiration Date      5%           10%
----                     -----------  ---------------- ---------------- --------------- ------------ -------------
Dan W. Matthias.........   25,000(1)       13.51%           $9.00         11/17/2008    $     95,689 $     285,643
Rebecca C. Matthias.....   25,000(1)       13.51%           $9.00         11/17/2008    $     95,689 $     285,643
Thomas Frank............    5,000(2)         2.7%           $9.00         11/17/2008    $     19,138 $      57,129
Donald W. Ochs..........    5,000(2)         2.7%           $9.00         11/17/2008    $     19,138 $      57,129
Vana Longwell...........    5,000(2)         2.7%           $9.00         11/17/2008    $     19,138 $      57,129
Lynne M. Wieder.........    5,000(2)         2.7%           $9.00         11/17/2008    $     19,138 $      57,129

________
(1) Of this amount, options to purchase 25,000 shares were granted under the Restated Stock Option Plan. These options are immediately vested upon grant.

(2) These options became exercisable as to 20% of the shares on November 17, 1999 and will become exercisable as to an additional 20% of such shares on November 17 of each successive year, with full vesting occurring on November 17, 2003. These options were granted under the Restated Stock Option Plan and have a term of 10 years, subject to earlier termination in certain circumstances related to termination of employment.

(3) These options become exercisable as to 20% of the shares on September 8, 2000 and will become exercisable as to an additional 20% of such shares on September 8 of each successive year, with full vesting occurring on September 8, 2004. These options were granted under the Restated Stock Option Plan and have a term of 10 years, subject to earlier termination in certain circumstances related to termination of employment.

                  Aggregated Option Exercises in Fiscal Year
        Ended September 30, 1999 and Fiscal Year 1999-End Option Values

  The following table sets forth certain information regarding options for the purchase of the Common Stock that were exercised and/or held by the Company's Chief Executive Officer and the other named Company officers therein:

                                                                                     Value of Unexercised
                                                  Number of Securities Underlying    In-the-Money Options
                         Shares Acquired  Value    Unexercised Options at FY-End        at FY-End ($)
Name                       on Exercise   Realized (#) Exercisable/ Unexercisable  Exercisable/ Unexercisable
----                     --------------- -------- ------------------------------- --------------------------
Dan W. Matthias.........        --           --                  135,905                    --/--
Rebecca C. Matthias.....        --           --                  135,905                    --/--
Thomas Frank............     10,750       10,750           14,038/18,212                 1,904/1,904
Donald W. Ochs..........        --           --            17,800/24,200                    --/--
Vana Longwell...........        --           --            22,200/20,800                    --/--
Lynne M. Wieder.........        --           --                --/--                        --/--

Stock Price Performance Graph

  The graph below compares the Company's cumulative total stockholder return on the Common Stock for the period September 30, 1995 to September 30, 1999, with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard and Poor's Retail Stores Composite Index. The comparison assumes $100 was invested on September 30, 1995 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

  In the printed document, there is a line chart representing the following:

 Date         Mothers Work, Inc.     S&P 500 Index     Retail Composite
 ----         ------------------     -------------     ----------------
9/30/95             130                   127                104
9/30/96             108                   149                122
9/30/97             106                   206                159
9/30/98              86                   221                195
9/30/99              48                   219                243


Employment Agreements

  The Company is a party to written employment agreements (the "Employment Agreements") with both Dan and Rebecca Matthias which expire on September 30, 2002, unless earlier terminated pursuant to the terms of the Employment Agreements. The term of each Employment Agreement automatically extends for successive one year periods extending the expiration date into the third year after the extension, unless either the Company or the executive gives written notice to the other party that the term will not so extend. Under the Employment Agreements, the Company has agreed to nominate the Matthias' as directors and to use its best efforts to cause them to be elected as directors. The base salary of each executive for fiscal 2000 is $375,000 per year, and the base salary will increase each year during the term in an amount determined by the Compensation Committee of the Board of Directors, but in any event no less than the rate of inflation. Following each year of the term, the executive will receive a bonus of up to $200,000 and up to 60,000 immediately vested stock options with a fair market value exercise price, based upon a formula relating to the percentage increase, if any, of the EPS before extraordinary items for the fiscal year just ended, compared to the highest level of EPS before extraordinary items ever attained by the Company in any previous fiscal year. The Compensation Committee retains the discretion to increase the executives' bonuses and to grant additional options if such Committee deems it to be appropriate.

  The Employment Agreements provide that for one year following the termination of employment of either executive (other than for "good reason" or upon a "change of control" of the Company, as such terms are defined in the Employment Agreements) the executive shall not compete with the Company or solicit the Company's suppliers or employees. If the employment of either executive is terminated by the Company without cause or by the executive for good reason or following a change of control, (i) the executive is entitled to receive a lump sum severance payment equal to three years of base salary and the maximum amount of cash and option bonus compensation and fringe benefits which would have been paid or made available to the executive during the three years following such termination, (ii) all stock options held by the terminated executive will become immediately vested, and the executive may require the Company to repurchase all such stock options at a price equal to the excess of the closing price of the Common Stock over the exercise price of the options, and (iii) the executive is entitled to cause the Company to register all shares owned by the executive under the Securities Act of 1933, as amended, to the extent they are not then registered, and the executive may additionally include his or her shares in future registrations filed by the Company. In the event of a termination by the Company for cause or by the executive without good reason, the executive will not be entitled to any further base salary or bonus compensation, and all unvested options then held by the executive will be automatically canceled. In the event of a termination by the Company because of a disability, the executive shall continue to receive base salary and cash bonus and option compensation and fringe benefits during the three years following such termination, at 50% of the levels the executive would have received if the executive's employment had been terminated by the Company without cause, as described above, less any payments received by the executive under any long term disability or life insurance provided by the Company.

                         SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT/2/

  The following table sets forth information, as of December 7, 1999, except as otherwise noted, with respect to the beneficial ownership of shares of the Common Stock by each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, by each director or nominee for director, by each of the officers named on the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

Name and Address                                 Amount and Nature of Percent
Of Beneficial Owner(a)                           Beneficial Ownership Of Class
----------------------                           -------------------- --------
Dan W. and Rebecca C. Matthias..................        801,220(b)      23.3%

Thomas Frank....................................         25,070(c)         *

Verna K. Gibson.................................         53,945(d)       1.6%

Joseph A. Goldblum..............................        159,324(e)       4.6%

Elam M. Hitchner, III...........................         54,500(f)       1.6%

Walter F. Loeb..................................         10,000(g)         *

Vana Longwell...................................         22,600(h)         *

Donald W. Ochs..................................         30,200(i)         *

William A. Schwartz, Jr. .......................          4,000(j)         *

Lynne Wieder....................................              0(k)         *

Dimensional Fund Advisors, Inc..................        288,300(l)       8.4%
 1299 Ocean Avenue
 11th Floor
 Santa Monica, CA 90401

FMR Corp. ......................................        299,100(m)       8.7%
 82 Devonshire Street
 Boston, MA 02109

Foremark Investments, Ltd.......................        217,365(n)       6.3%
 c/o Madeline Wong
 21 South End Avenue,
 Penthouse 1C
 New York, NY 10280

Massachusetts Financial Services Company........        198,000(o)       5.8%
 500 Boylston Street
 Boston, MA 02116

MVP Distribution Partners.......................        374,645(p)      10.9%
 259 Radnor-Chester Rd.
 Radnor, PA 19087

Oakmont Capital, Inc............................        259,000(q)       7.5%
 112 St. Clair Avenue West
 Suite 504
 Ontario, Canada M4V 2Y3

All directors and officers as a group (11
persons)........................................      1,160,859(r)      33.8%

________
/2/ Based on latest Schedules 13G, Schedules 13D, and forms filed, as applicable, as well as certain option information provided. With respect to the options, information as to vesting schedules and the plans under which specific options were granted are pending confirmation. Therefore, assumptions as to vesting (i.e., 20% after each of first five anniversaries of the grant date for options granted under the 1987 Option Plan and Restated Stock Option Plan) were made. The chart is subject to change pursuant to information revealed in Questionnaires which are still due.
*   Less than 1% of the outstanding Common Stock.
(a) Except as otherwise indicated, the address of each person named in the table is: c/o Mothers Work, Inc., 456 North Fifth Street, Philadelphia, Pennsylvania 19123.
(b) Includes 151,905 shares and 151,905 purchasable shares, respectively, upon exercise of stock options by Dan and Rebecca Matthias (or a total of 303,810 shares). Except for the shares purchasable upon exercise of stock options, Dan and Rebecca Matthias are husband and wife and beneficially own the shares indicated jointly.
(c) Includes 19,121 shares purchasable upon the exercise of options. Mr. Frank resigned from the Company effective December 10, 1999.
(d) Includes 14,000 shares purchasable upon exercise of stock options (including 2,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 2000 Annual Meeting, subject to Ms. Gibson's re-election as a director).
(e) Includes 53,010 shares owned by G-II Family Partnership L.P. Mr. Goldblum is general partner of G-II Family Partnership L.P. and may be deemed to be a beneficial owner of such shares. Also includes 14,000 shares purchasable upon exercise of stock options (including 2,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 2000 Annual Meeting); 26,100 shares held as custodian or in trust for members of Mr. Goldblum's family; and 20,370 shares held by Mr. Goldblum as custodian for the benefit of three of the Matthias' children.
(f) Includes 14,000 shares purchasable upon exercise of stock options (including 2,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 2000 Annual Meeting).
(g) Includes 10,000 shares purchasable upon exercise of stock options granted under the Company's 1994 Director Stock Option Plan. Mr. Loeb's term as director will expire at the 2000 Annual Meeting.
(h) Includes 22,200 shares purchasable upon exercise of stock options.
(i) Includes 22,200 shares purchasable upon exercise of stock options.
(j) All shares purchasable upon exercise of stock options (includes 2,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 2000 Annual Meeting, subject to Mr. Schwartz's re-election as a director).
(k) Ms. Wieder is a former officer of the Company.
(l) Based on information provided by Dimensional Fund Advisors Inc. ("Dimensional"), as of September 30, 1999, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 288,300 shares of the Company's Common Stock as of September 30, 1999. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.
(m) Based on information provided by FMR Corp., as of September 30, 1999 FMR Corp. owns 299,100 shares or 8.7% of the issued and outstanding shares of MWRK. FMR Corp., on behalf of its direct subsidiary Fidelity Management & Research Company ("Fidelity") is the beneficial owner of 299,100 common shares. Fidelity carries out the voting of shares under written guidelines by the fund's Board of Trustees.
(n) Based on the Schedule 13G filed with the Securities and Exchange
    Commission on December 2, 1998, Foremark Investments Ltd. is the record owner of all of the shares; Madeline Wong is the owner of all of the voting and equity securities of Foremark. Such shares do not include
    42,000 shares owned by John Charlton, the husband of Madeline Wong.

(o) Information is based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 1999. These shares are held for investment purposes by MFS Emerging Growth Fund (a series of MFS Series Trust II) and other accounts for which MFS serves as investment adviser.
(p) Information is based on the Schedule 13G filed with the Securities and Exchange Commission on May 3, 1999.
(q) Based on the Schedule 13D/A filed with the Securities and Exchange Commission on November 19, 1998, all of such shares may be deemed to be beneficially owned by Oakmont Capital Inc. ("Oakmont"). Oakmont is a part of a group (the "Group") which also includes E.J.K. Real Estate Services Limited, Inc. ("EJK") and 1272562 Ontario, Inc. ("1272562"), Gregory P. Hannon and Terence M. Kavanagh. Oakmont has sole voting power and sole dispositive power with respect to 210,900 of such shares. EJK and 127652 each own 50 percent of the voting stock of Oakmont and have shared voting power and shared dispositive power with respect to the shares owned by Oakmont. Mr. Kavanagh owns all of the capital stock in EJK, and Mr. Hannon owns all of the capital stock of 1272562. EJK, 1272562, Mr. Kavanagh, and Mr. Hannon also have sole voting power and sole dispositive power as to shares not directly owned by Oakmont.
(r) Includes the following number of shares owned by affiliates of the following director, which may be deemed to be beneficially owned by the directors: Joseph A. Goldblum--53,010. Also includes the following number of shares purchasable upon the exercise of stock options owned, (including, for each of the directors continuing in office, 2,000 shares expected to be granted under the 1994 Director Stock Option Plan upon completion of the 2000 Annual Meeting) which may be deemed to be owned, by the following persons: Verna K. Gibson--14,000, Joseph A. Goldblum-- 14,000, Elam M. Hitchner, III--14,000, Walter F. Loeb--10,000, Dan W. Matthias--151,905, Rebecca C. Matthias--151,905, William A. Schwartz, Jr.--4,000, Thomas Frank--19,121, Donald W. Ochs--22,200 and Vana Longwell--22,200.

                             CERTAIN TRANSACTIONS

  Elam M. Hitchner, III is currently of counsel (through December 31, 1999) with Pepper Hamilton LLP, which provides legal services to the Company and was a partner with Pepper Hamilton LLP through June 30, 1999.

                                RATIFICATION OF
                            APPOINTMENT OF AUDITORS
                                 (Proposal 2)

  The Board of Directors has selected Arthur Andersen LLP ("Arthur Andersen"), independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2000 and recommends that the stockholders ratify such selection. This appointment will be submitted to the stockholders for ratification at the Annual Meeting.

  The submission of the appointment of Arthur Andersen is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors. If Arthur Andersen shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent public accountants.

  A representative of Arthur Andersen is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

  The Board of Directors recommends a vote FOR Proposal 2 to ratify the appointment of Arthur Andersen LLP as independent auditors for the year ending September 30, 2000.

                                OTHER BUSINESS

  Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                                 ANNUAL REPORT

  A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1999 accompanies this Proxy Statement.

                             STOCKHOLDER PROPOSALS

  In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 2001, the proposal must be received by the Company at its principal executive offices not later than August 19, 2000. In addition, in the event that the Company receives notice of a shareholder proposal which is not intended for inclusion in the Company's proxy statement at the Company's principal executive offices on or before November 2, 2000, then so long as the Company includes in its proxy statement for that Meeting the advice on the proposed matter and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC's rules governing shareholder proposals.

                               ----------------

  THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999. REQUESTS SHOULD BE DIRECTED TO MOTHERS WORK, INC., 456 NORTH FIFTH STREET, PHILADELPHIA, PENNSYLVANIA 19123.

                                          By Order of the Board of Directors

                                          /s/ Dan W. Matthias
                                          Dan W. Matthias
                                          Chairman of the Board and Chief
                                           Executive Officer

Date: December 17, 1999
Philadelphia, Pennsylvania

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               MOTHERS WORK, INC.

  The undersigned, revoking all previous proxies, hereby appoints Dan W. Matthias and Rebecca C. Matthias, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on January 20, 2000, and at any adjournment or postponement thereof.

1. Election of Directors:

 [_] FOR the nominees listed below
                              [_] WITHHOLD AUTHORITY to vote for the nominees listed below

Nominees: For a three-year term expiring at the 2003 Annual Meeting: Stanley C.
                     Tuttleman and William A. Schwartz, Jr.

 (INSTRUCTION: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)

          ---------------------------------------------------------------------

2. Ratification of appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending September 30, 2000:
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

  PLEASE DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, "FOR" RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2000. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

  THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.
                                        ---------------------------------------
                                        Signature of Stockholder
                                        ---------------------------------------
                                        Signature of Stockholder
                                        Date: _________________________________

                                        NOTE: PLEASE SIGN THIS PROXY EXACTLY
                                        AS NAME(S) APPEAR ON YOUR STOCK CER-
                                        TIFICATE. WHEN SIGNING AS ATTORNEY-IN-
                                        FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE
                                        OR GUARDIAN, PLEASE ADD YOUR TITLE AS
                                        SUCH, AND IF SIGNER IS A CORPORATION,
                                        PLEASE SIGN WITH FULL CORPORATE NAME
                                        BY A DULY AUTHORIZED OFFICER OR OFFI-
                                        CERS AND AFFIX THE CORPORATE SEAL.
                                        WHERE STOCK IS ISSUED IN THE NAME OF
                                        TWO (2) OR MORE PERSONS, ALL SUCH PER-
                                        SONS SHOULD SIGN.